Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of April 1, 2019

by and among

IMAC HOLDINGS INC., a Delaware corporation,

IMAC MANAGEMENT OF ILLINOIS, LLC, an Illinois limited liability company,

ISDI HOLDINGS, INC., an Illinois corporation,

and

JASON HUI, sole shareholder of ISDI Holdings, Inc.

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INDEX OF EXHIBITS

Exhibit A – Employment Agreement

INDEX OF SCHEDULES

Company Disclosure Schedule

Holdings Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), executed on April 1, 2019 (the “Signing Date”), is by and among IMAC Holdings Inc., a Delaware corporation (“Holdings”), IMAC Management of Illinois, LLC, an Illinois limited liability company (“Merger Sub”), ISDI Holdings Inc., an Illinois corporation (the “Company”), and Jason Hui, sole shareholder of the Company (the “Shareholder”). Certain capitalized terms used herein are defined in Section 10.12.

RECITALS

WHEREAS, the parties intend that Company be merged with and into the Merger Sub, with the Merger Sub surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, as of the Signing Date, the outstanding capital stock of the Company consisted of 1,000 uncertificated shares of common stock (the “Shares”), and the Shareholder owned 100% of the Shares;

WHEREAS, the Shareholder has: (a) determined that it is in the best interests of the Company and the Shareholder, and declared it advisable, to enter into this Agreement with Holdings and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Company; in each case, in accordance with the Illinois Business Corporation Act (the “IBCA”);

WHEREAS, the board of directors of Holdings (the “Holdings Board”) and the sole member of Merger Sub (the “Merger Sub Member”) have each: (a) determined that it is in the best interests of Holdings or Merger Sub, as applicable, and Holdings’ stockholders and the Merger Sub Member, respectively, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Delaware General Corporation Law or Illinois Limited Liability Company Act (the “ILLCA”), as applicable;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA and the ILLCA, at the Effective Time: (a) Company will merge with and into the Merger Sub (the “Merger”); (b) the separate corporate existence of Company will cease; and (c) the Merger Sub will continue its existence under the ILLCA as the surviving entity in the Merger and a wholly-owned subsidiary of Holdings (sometimes referred to herein as the “Surviving Entity”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place by remote closing through the exchange of signatures by electronic mail or other appropriate electronic means as promptly as practicable following the Signing Date, and in any case no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), unless another date or place is agreed to in writing by the Company and Holdings. The date on which the Closing actually takes place is referred to as the “Closing Date”. The parties shall take all necessary and appropriate actions to cause the Merger to become effective as early as possible following the Signature Date.

Section 1.3 Effective Time. On the Closing Date, the parties shall cause (a) a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Illinois Secretary of State (“ISOS”) as provided under the ILLCA and the IBCA, and make any other filings, recordings or publications required to be made by the Company or Holdings under the IBCA and the ILLCA, as applicable, in connection with the Merger, which shall be as soon as practicable after the Signing Date. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the ISOS or at such later date or time as may be agreed by the Company and Holdings in writing and specified in the Certificate of Merger in accordance with the IBCA and the ILLCA, as applicable (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the IBCA and the ILLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

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Section 1.5 Certificate of Formation; Operating Agreement. At the Effective Time, the certificate of formation and the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement, respectively, of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and operating agreement of the Surviving Entity.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Holdings, Merger Sub, or the Company or the holder of any capital stock of Holdings, Merger Sub, or the Company:

(a)       Treatment of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or holders of any securities of the Company or of Holdings, subject to Section 1.1 and any applicable withholding Tax, all the Shares issued and outstanding immediately prior to the Effective Time (other than any Cancelled Stock) shall be automatically converted into the Shareholder’s right to receive from Holdings at the Closing an aggregate of 1,002,306 restricted shares of common stock, par value $0.001 per share, of Holdings (the “Stock Consideration”), in each case subject to the other provisions of this Agreement. The Stock Consideration shall be issued to the Shareholder or such other parties as designated by the Shareholder in Section 2.1 of the Company Disclosure Schedule (the “Stock Consideration Recipients”). From and after the Effective Time, all of the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Shareholder shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration therefor upon the transfer of the Shares in accordance with Section 2.2.

(b)       Cancellation of Company Capital Stock. At the Effective Time, all Company capital stock or interests therein (if any) owned by the Company, Holdings, the Merger Sub or by any of their respective subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Stock”).

Section 2.2 Stock Power. Promptly following the Effective Time and upon delivery of a duly executed Stock Power (the “Stock Power”) in form reasonably acceptable to counsel for Holdings, Holdings shall issue to the Shareholder, certificates registered in the name of the Stock Consideration Recipients representing the number of shares of Stock Consideration that each Stock Consideration Recipient shall be entitled to receive as set forth in Section 2.1(a). Until the Stock Power is delivered as contemplated by this Section 2.2, all outstanding Shares immediately prior to the Effective Time shall be deemed at and after the Effective Time to represent only the right to receive upon transfer as aforesaid the Stock Consideration.

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Section 2.3 Working Capital Adjustment.

(a)       The Company and the Shareholder shall use commercially reasonable efforts to ensure that as of the close of business on the day prior to the Closing Date, the Company shall have Closing Date Working Capital in the amount of $50,000.00 (the “Working Capital Threshold”). On or before the Closing Date, the Shareholder shall prepare, or cause to be prepared, in consultation with Holdings, and deliver to Holdings a statement (the “Estimated Closing Date Working Capital Statement”), which shall be subject to the prior review and approval of Holdings, setting forth the estimated Company Working Capital as of the close of business on the day prior to the Closing Date (the “Estimated Closing Date Working Capital”). The “Company Working Capital” shall be equal to the current accounts receivable of the Company minus the current accounts payable of the Company, including as a payable of the Company (i) any fees and out-of-pocket expenses incurred by the Company or the Shareholder to be paid by the Company but which has not previously been paid by the Company (but excluding that portion of any expenses for which Holdings is obligated to reimburse Shareholder pursuant to Section 10.4 of this Agreement), in connection with this Agreement or any of the other Transaction Documents or the consummation of any of the Contemplated Transactions, and (ii) any liability for Taxes arising out of or related to the consummation of any of the Contemplated Transactions with the sole exception of 50% of the Transfer Taxes arising out of or related to the Merger. The Estimated Closing Date Working Capital Statement shall fairly and accurately present the Estimated Closing Date Working Capital, determined in the manner set forth in the immediately preceding sentence. If the Estimated Closing Date Working Capital is less than the Working Capital Threshold, then the Stock Consideration payable on the Closing Date shall be reduced to reflect the amount of such difference. If the Estimated Closing Date Working Capital is greater than the Working Capital Threshold, then the Stock Consideration payable on the Closing Date shall be increased to reflect the amount of such excess.

(b)       Within ninety (90) days after the Closing, Holdings shall prepare, or cause to be prepared, and deliver to the Shareholder a statement (the “Closing Date Working Capital Statement”) setting forth the actual Company Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Date Working Capital”). The Closing Date Working Capital Statement shall fairly and accurately present the Closing Date Working Capital, determined in the manner set forth in the definition of Company Working Capital in Section 2.3(a).

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(c)       The Shareholder shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to him (the “Review Period”) to review the Closing Date Working Capital Statement. If the Shareholder objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, the Shareholder shall so inform Holdings in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement which the Shareholder believes should be made. In the event that an Objection is not delivered to Holdings on or before the last day of the Review Period, the Shareholder shall be deemed to have agreed to the Closing Date Working Capital Statement. In the event that an Objection is delivered to Holdings on or before the last day of the Review Period, Holdings and the Shareholder shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Holdings and the Shareholder are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to Holdings, they shall refer their remaining differences to an independent public accountants as to which Holdings and the Shareholder shall mutually agree (the “WC Arbiter”). The WC Arbiter shall, based on those items as to which Holdings and the Shareholder has agreed and the WC Arbiter’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the WC Arbiter shall not be less than the amount proposed by Holdings or greater than the amount proposed by the Shareholder. The WC Arbiter’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction. The non-prevailing party shall pay the fees of the WC Arbiter (unless the WC Arbiter otherwise determines), and each of Holdings and the Shareholder shall pay the fees and expenses of their own legal counsel, accountants and other Representatives. Each of the parties hereto shall make available to the WC Arbiter and each other party hereto all relevant books and records and any work papers (including those, if any, of the accountants of the Company) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter and each other party hereto.

(d)       The “Final Working Capital Amount” shall be (i) if no Objection is sent to Holdings prior to the end of the Review Period, the amount of Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by Holdings, (ii) if an Objection is made but finally determined between Holdings and the Shareholder prior to referring any such dispute to a WC Arbiter, the amount of Closing Date Working Capital so finally determined between them; and (iii) if an Objection is sent to the WC Arbiter, the amount of Closing Date Working Capital finally determined by such WC Arbiter.

(e)       If the Final Working Capital Amount is less than the Estimated Closing Date Working Capital, then Holdings shall offset against the Stock Consideration (by the forfeiture of shares of Holdings common stock by the Shareholder) an amount equal to the difference between the Estimated Closing Date Working Capital and the Final Working Capital Amount.

(f)       If the Final Working Capital Amount is greater than the Estimated Closing Date Working Capital, then the excess balance shall be paid by Holdings to the Shareholder within ten (10) days after the determination of the Final Working Capital Amount.

(g)       Any amounts paid by a party pursuant to Section 2.4(e) or Section 2.4(f) will be treated as an adjustment to the consideration paid hereunder.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

Except as set forth in the Company’s disclosure schedule provided herewith and subject to completion within ten (10) days of the Signing Date (the “Company Disclosure Schedule”), the Company and the Shareholder hereby jointly and severally represent and warrant to Holdings and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1 Organization, Etc. The Company and each of its subsidiaries is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company and each of its subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Company and each of its subsidiaries as presently in effect have been heretofore made available to Holdings.  Neither the Company nor any of its subsidiaries is in violation of any term or provision of its organizational or governing documents.

Section 3.2 Capitalization. The Company has 1,000 shares of common stock outstanding, all of which are owned of record and beneficially by the Shareholder, free and clear of all Encumbrances. No other securities of the Company are issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws. As of the Signing Date, except as required for the Company Reorganization, there are no outstanding (a) securities convertible into or exchangeable for Shares of the Company, (b) options, warrants or other rights to purchase or subscribe for Shares of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Shares of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. The Shareholder has not granted any power of attorney or proxy with respect to any Shares owned by them. As a result of the Contemplated Transactions, Holdings will acquire good, valid and marketable title to the Shares free and clear of all Encumbrances (other than any Cancelled Stock), other than those that may be created or incurred by Holdings.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth the capital stock of each subsidiary of the Company and the beneficial and record owners thereof. All outstanding capital stock of each subsidiary is duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for securities of any subsidiary of the Company, (b) options, warrants or other rights to purchase or subscribe for securities of any subsidiary of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of any subsidiary of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any subsidiary of the Company is subject or bound.

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Section 3.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority, and the Shareholder has all requisite right, power and authority, to execute and deliver the Transaction Documents to which it or they are a party, to perform its or their obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which the Company is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of the Company, and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it or they are a party will be, duly and validly executed and delivered by the Company and the Shareholder and, assuming this Agreement has been, and each of the other Transaction Documents to which it or they are a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it or they are a party will constitute, a legal, valid and binding obligation of each of the Company and the Shareholder, enforceable against each of the Company and the Shareholder in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company or the Shareholder, the performance by the Company or the Shareholder of any of their obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company or the Shareholder will (a) violate any provision of the organizational or governing documents of the Company or any of its subsidiaries, (b) require them to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any U.S. federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract or Lease or any contract to which the Shareholder is a party or by which the Shareholder or any of his properties or assets are bound, or (d) violate any Law of any Governmental Entity applicable to the Company or the Shareholder or by which the Company or the Shareholder or any of their respective properties or assets are bound.

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Section 3.6 Financial Statements. The Company has previously delivered or made available to Holdings true and complete copies of the following financial statements for the Company’s medical clinic Affiliates, Progressive Health and Rehabilitation, Ltd. And Illinois Spine and Disc Institute, Ltd. (together, the “Medical Corporations”), each of which is included in Section 3.6 of the Company Disclosure Schedule: the balance sheet and related statements of income and retained earnings of the Medical Corporations as of and for each of the years ended December 31, 2017 and December 31, 2018, each of which has been compiled by an independent registered public accounting firm (collectively, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Medical Corporations, and (ii) fairly presents in all material respects the financial position and results of operations of the Medical Corporations as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited financial statements do not contain footnotes and interim financial statements are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

Section 3.7 No Undisclosed Liabilities.

(a)       The Company does not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except as and to the extent specifically set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 3.7(a) of the Company Disclosure Schedule or as required for the Company Reorganization, and except for those incurred in the ordinary course of business since January 1, 2019.

(b)       Section 3.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money.

Section 3.8 Absence of Certain Changes. Since December 31, 2016, except as set forth on Section 3.8 of the Company Disclosure Schedule or as described elsewhere in this Agreement, the Company (including its subsidiaries and any predecessor entity, taken as a whole) has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, securities, property or any combination thereof) in respect of any Shares, or redeemed or otherwise acquired any Shares, (d) incurred any indebtedness for borrowed money or assumed, guaranteed or endorsed the obligations of any other Person, (e) acquired or Transferred or entered into a Contract to acquire or Transfer any assets outside the ordinary course of business, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, officers or employees except for any increases for employees (other than the Shareholder) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Shareholder) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for U.S. federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $10,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any officer or key employee resign or terminate employment, or (o) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

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Section 3.9 Compliance with Law. Since December 31, 2016, the Company (including its subsidiaries and any predecessor entity, taken as a whole) has been in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets, including, but not limited to, the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all Illinois state medical practice acts and regulations of the state board of medical examiners and state board of nursing. None of the Company nor any of its subsidiaries or Affiliates received notice from any Governmental Entity of any violation of any provision of any applicable Law that remains unresolved.

Section 3.10 Material Contracts.

(a)       Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company or to any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets is bound, including (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company or any of its subsidiaries of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the 15 largest customers and 10 largest suppliers of the Company and its subsidiaries, which largest customers and suppliers shall be determined using revenues/payments by the Company and its subsidiaries during the year ended December 31, 2018 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts any of the Company’s or any of its subsidiaries’ businesses or any Contract limiting their respective freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee or, other than in the ordinary course of business, any indemnification of any third party, and (vi) any partnership or joint venture agreement (collectively, the “Material Contracts”). The Company and its subsidiaries has made available to Holdings true, correct and complete copies of all Material Contracts. Neither the Company nor any of its subsidiaries will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.

(b)       Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company or its subsidiaries (as applicable) and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

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(c)       None of the Company and its subsidiaries is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or any of its subsidiaries or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default in any material respect by such party, of or under any of the Material Contracts. Neither the Company nor any of its subsidiaries has received a written notice or claim by any party to a Material Contract in respect of any breach or default thereunder that remains unresolved.

(d)       Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided under, any such Material Contract.

Section 3.11 Permits. The Company and its subsidiaries have all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of their respective businesses as presently conducted (the “Permits”) and are in compliance in all material respects with the terms of their respective Permits. All such Permits are in full force and effect, and neither the Company nor any of its subsidiaries has received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 3.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective properties by or before any Governmental Entity. Neither the Company nor any of its subsidiaries is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of any of the Company or any of its subsidiaries in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its subsidiaries or the Shareholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)       Each of the Company and its subsidiaries has (as applicable):

(i)       duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

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(ii)       duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and

(iii)       properly accrued, on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b)       No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)       No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated U.S. federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as result of a Tax sharing agreement or other Contract or by operation of Law) under which the Company or any of its subsidiaries is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d)       The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402 or similar provision of applicable Law).

(e)       There is no Encumbrance for any Tax upon any asset or property of the Company or any of its subsidiaries, except for any statutory lien for any Tax not yet due.

(f)       No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any of its subsidiaries, any Company Tax or any Company Tax Return.

(g)       The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h)       Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i)       No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)       Neither the Company nor any of its subsidiaries is a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law).

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(k)       Neither the Company nor any of its subsidiaries is a party to any Contract that results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law.

(l)       Neither the Company nor any of its subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m)       No asset of the Company or any of its subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n)       Neither the Company nor any of its subsidiaries is, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, U.S. federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(o)       Neither the Company nor any of its subsidiaries is, nor have any of them been, a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)       Neither the Company nor any of its subsidiaries has distributed securities of another Person and none of them has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q)       No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company or any of its subsidiaries.

Section 3.14 Title to Properties; Sufficiency of Assets.

(a)       Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances. Section 3.14(a) of the Company Disclosure Schedule contains a complete and correct list of all real property leased by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries owns or has ever owned any real property. True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property of the Company and its subsidiaries (the “Leases”) have been made available to Holdings. All rents due under the Leases have been paid. The Company and each of its subsidiaries enjoys undisturbed possession of its respective leased real properties and each is in compliance in all material respects with the terms of the applicable Leases, and all Leases are in full force and effect. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company or its subsidiaries (as applicable) and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to the Company or any of its subsidiaries, or has made a claim in writing against the Company or any of its subsidiaries, in respect of any breach or default thereunder.

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(b)       All tangible personal property owned or leased by the Company and its subsidiaries is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable and adequate for the uses for which it is being used. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the Company’s and its subsidiaries’ assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct their respective businesses following the Closing Date in substantially the same manner as is currently conducted.

Section 3.15 Intellectual Property.

(a)       All Intellectual Property owned or used by the Company and its subsidiaries in the conduct of their respective businesses as currently conducted is referred to as the “Company Intellectual Property.” Section 3.15(a) of the Company Disclosure Schedule identifies all of the following Company Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names) and applications for registration of Trademarks, the registration or application number related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), the countries of filing and the expiration date of each registration in each country in which a registration was issued; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Company Intellectual Property, the registrations and applications for registration of which are set forth on Section 3.15(a) of the Company Disclosure Schedule, is valid and in full force and effect. To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting. All filings for the Company Intellectual Property are in good standing.

(b)       The Company and its subsidiaries own and have good and valid title to the Company Intellectual Property (as applicable), free and clear of all Encumbrances. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the Company and its subsidiaries to conduct their respective businesses as such businesses are currently being conducted.

(c)       Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries licenses any Intellectual Property (other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company or any of its subsidiaries on a non-exclusive basis or (ii) any open source Software, in the case of clauses (i) and (ii), as to which the Company and its subsidiaries are in compliance with the terms of the applicable license agreements and has made all payments required to be made thereunder) to or from any third party.

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(d)       To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company or any of its subsidiaries.

(e)       Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, neither the Company nor any of its subsidiaries is infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

Section 3.16 Insurance. The Company maintains for its subsidiaries policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the businesses of the subsidiaries. Set forth on Section 3.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company and its subsidiaries, setting forth the issuers, amounts, deductibles and coverages for each, and a description of all material claims under any insurance policy maintained by the Company and its subsidiaries at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

Section 3.17 Environmental Matters.

(a)       The operations of the Company and its subsidiaries are in compliance with, in all material respects, and have complied with, in all material respects, all applicable Environmental Laws.

(b)       Neither the Company nor any of its subsidiaries has any material liability under any Environmental Law nor is it responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of Law or otherwise

(c)       Neither the Company nor any of its subsidiaries has received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials.

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(d)       For purposes of this Section 3.17, the following terms shall have the following meanings:

(i) “Environmental Laws” means all U.S. federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii) “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 3.18 Employee and Labor Matters. Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company or any of its subsidiaries. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) the Company and its subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company or any of its subsidiaries pending, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its subsidiaries currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company and its subsidiaries have been duly and adequately accrued on the accounting records of the Company or its subsidiaries, as applicable. All individuals characterized and treated by the Company and its subsidiaries as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company and its subsidiaries classified as exempt under the Fair Labor Standards Act or applicable state and local wage and hour Laws are properly classified.

Section 3.19 Employee Plans.

(a)       Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i)       all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to which the Company or any of its subsidiaries has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii)       all current directors, officers and employees of the Company and its subsidiaries; and

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(iii)       all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, equity award, unit option, unit purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company or any of its subsidiaries (the “Employee Arrangements”).

(b)       In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Holdings: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(c)       None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and none of the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.

(d)       The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e)       All contributions and other payments required to have been made by the Company or any of its subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)       The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws.

(g)       There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

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(h)       None of the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i)       Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company or any of its subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j)       Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2007, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(k)       The Company has made available to Holdings a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company and its subsidiaries: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 3.20 Brokers and Finders. None of the Company, any of its subsidiaries, the Shareholder or any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Holdings would be liable.

Section 3.21 Absence of Questionable Payments. None of the Company or any of its subsidiaries or the Shareholder or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of the Company or any of its subsidiaries has (a) used any Company funds or funds of any of its subsidiaries for unlawful contributions, payments, gifts or expenditures, or (b) made any unlawful expenditures of Company funds or funds of any of its subsidiaries relating to political activity to government officials or others. None of the Company, any of its subsidiaries or the Shareholder or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of the Company or any of its subsidiaries has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

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Section 3.22 Bank Accounts; Powers of Attorney. Section 3.22 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company or any of its subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company or any of its subsidiaries, true, complete and correct copies of which have been made available to Holdings.

Section 3.23 Customers and Suppliers. There are no disputes between the Company or any of its subsidiaries, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the businesses of the Company or any of its subsidiaries. Since December 31, 2016, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company or any of its subsidiaries in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company or any of its subsidiaries.

Section 3.24 Accounts Receivable and Accounts Payable. All accounts receivable and accounts payable of the Company and its subsidiaries have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable, are collectible within 90 days in amounts not less than the amounts thereof carried on the books of the Company any of its subsidiaries, as applicable (except to the extent of the allowance for doubtful accounts shown on the Company Financials), and are not subject to set-off or counterclaim. Any allowances that the Company or any of its subsidiaries has established for doubtful accounts have been established on a basis consistent with past practice.

Section 3.25 Certain Transactions. Except as set forth on Section 3.25 of the Company Disclosure Schedule, none of the Shareholder, officers, directors or employees of the Company or any of its subsidiaries, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company or any of its subsidiaries, including any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a Shareholder, officer, director, trustee or partner.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, the Shareholder or any other Person makes any representations or warranties with respect to the Company and its subsidiaries, and the Company and the Shareholder hereby disclaim any other representations or warranties with respect to the Company and its subsidiaries, whether made by either of them or any officer, director, employee, agent or other Representative of the Company, any of its subsidiaries, the Shareholder or any other Person, with respect to the Company and its subsidiaries. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Holdings Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

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Section 3.27 Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company, any of its subsidiaries or the Shareholder in writing (including electronically) to Holdings or any of its Representatives for purposes of or in connection with any of the Transactions Documents or any of the Contemplated Transactions is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.

ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby further represents and warrants to Holdings and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.1 Ownership of the Shares. The Shareholder owns all of the capital stock of the Company, including the Shares, free and clear of all Encumbrances. The Shareholder has not granted any power of attorney with respect to any of the Shares owned by him.

Section 4.2 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 4.3 Investment Representations.

(a)       Offering Exemption. Each Stock Consideration Recipient understands that the shares of Stock Consideration to be acquired by it pursuant to the Merger have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Stock Consideration are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Each Stock Consideration Recipient is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)       Knowledge and Experience; Ability to Bear Economic Risks. Each Stock Consideration Recipient has such knowledge and experience in financial and business matters that each Stock Consideration Recipient is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and each Stock Consideration Recipient is able to bear the economic risk of this investment in the shares of Stock Consideration (including a complete loss of such Stock Consideration Recipient’s investment).

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(c)       Limitations on Disposition.

(i)       Each Stock Consideration Recipient understands that it must bear the economic risk of its investment in the shares of Stock Consideration indefinitely unless the shares of Stock Consideration are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Stock Consideration is qualified under applicable state securities Laws or an exemption from such qualification is available. Each Stock Consideration Recipient further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Stock Consideration Recipient to transfer any or all of its interest in the shares of Stock Consideration in the amounts or at the times such Stock Consideration Recipient might propose.

(ii)       Each Stock Consideration Recipient acknowledges that it is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Each Stock Consideration Recipient understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Each Stock Consideration Recipient acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Stock Consideration. Each Stock Consideration Recipient understands, that although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(d)       Advisors. Each Stock Consideration Recipient has consulted his own legal and tax advisors regarding the consequences of the Contemplated Transactions and acknowledges that it is not relying upon, nor has he received, any legal or tax advice from the Holdings or Merger Sub or their respective legal counsel or accountants.

(e)       Investment Purpose. Each Stock Consideration Recipient is acquiring its interest in the shares of Stock Consideration solely for each Stock Consideration Recipient’s own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of transferring or distributing his interest in the shares of Stock Consideration.

(f)       Restrictive Legend. Each Stock Consideration Recipient understands and acknowledges that the shares of Stock Consideration are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing such Stock Consideration Recipient’s shares of Stock Consideration:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB

Except as set forth in Holdings’ disclosure schedule provided herewith (the “Holdings Disclosure Schedule”), Holdings hereby represents and warrants to the Company and the Shareholder, as of the Signing Date and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 5.1 Corporate Organization, Etc. Each of Holdings and Merger Sub is duly formed, validly existing and in good standing under the Laws of the State of Delaware and the State of Illinois, respectively, and has all requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Merger Sub is a wholly-owned subsidiary of Holdings that was formed specifically for the purpose of the Merger and which has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the Contemplated Transactions, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

Section 5.2 Authority Relative to this Agreement. Each of Holdings and Merger Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or similar action on the part of each of Holdings and Merger Sub, and no other corporate or other proceedings on the part of Holdings or Merger Sub are necessary to authorize the Transaction Documents to which each is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of Holdings and Merger Sub, and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each of Holdings and Merger Sub, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

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Section 5.3 Capitalization of Holdings. The authorized capital stock of Holdings consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the Signing Date, 7,251,922 shares of Holdings’ common stock, and no shares of its preferred stock, were issued and outstanding. As of the Signing Date, Holdings has: (a) no outstanding stock options, (b) warrants to purchase 1,691,100 shares of its common stock, and (c) unit purchase options outstanding for the purchase of 34,000 units. All of the issued and outstanding membership interests of Merger Sub are held of record by and beneficially owned by Holdings. All outstanding equity of Holdings and Merger Sub are validly issued and outstanding, fully paid and nonassessable, and none of such equity has have been issued in violation of the preemptive rights of any Person.

Section 5.4 Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Holdings or Merger Sub, the performance by Holdings or Merger Sub of any of its respective obligations thereunder, or the consummation of any of the Contemplated Transactions by Holdings or Merger Sub will (a) violate any provision of the organizational or governing documents of Holdings or Merger Sub, (b) require either of Holdings or Merger Sub to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 5.4 of the Holdings Disclosure Schedule (the “Holdings Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of Holdings or Merger Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which Holdings or Merger Sub is a party or by which Holdings, Merger Sub or any of their respective properties or assets is bound, or (d) violate any Law of any Governmental Entity applicable to Holdings or Merger Sub or by which Holdings or Merger Sub or any of their respective properties or assets is bound.

Section 5.5 Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Holdings, threatened against Holdings or Merger Sub by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 5.6 Brokers and Finders. Neither Holdings nor Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Company or the Shareholder would be liable.

Section 5.7 Validity of Shares. The shares of Holdings common stock to be issued at the Closing pursuant to Section 2.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Shareholder in this Agreement and assuming the accuracy thereof, the issuance of the Stock Consideration at the Closing pursuant to Section 2.1 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

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Section 5.8 No General Solicitation. In issuing the Stock Consideration hereunder, neither Holdings nor anyone acting on its behalf has offered to sell the Stock Consideration shares by any form of general solicitation or advertising.

Section 5.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Holdings, Merger Sub nor any other Person makes any representations or warranties, and Holdings and Merger Sub hereby disclaim any other representations or warranties, whether made by it or any officer, director, employee, agent or other Representative of Holdings, Merger Sub or any other Person, with respect to this Agreement or any of the Contemplated Transactions. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Shareholder Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

ARTICLE VI
COVENANTS

Section 6.1 Conduct of the Business of the Company Pending the Closing. The Shareholder and Company shall use all commercially reasonable efforts to complete the Company Reorganization (as defined at subsection 8.2(e)) prior to the Effective Time. Except as necessary for the Company Reorganization or with the prior written consent of Holdings, during the period between the date of this Agreement and the Closing, the Company and its subsidiaries will, and the Shareholder will cause the Company and its subsidiaries to, conduct their respective businesses and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact their respective properties, assets and business organization, to keep available the services of its respective officers, employees, consultants and contractors and to maintain its respective business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with each of them. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will, and the Shareholder will cause the Company and its subsidiaries not to, prior to the Closing, without the prior written consent of Holdings:

(a)       issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional Shares or other equity interests, or securities convertible into or exchangeable for any such Shares or interests, or any rights, warrants or options to acquire any such Shares or interests or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any Shares or other equity interests outstanding on the date hereof;

(b)       split, combine or reclassify any Shares or other equity interests;

(c)       declare or pay any dividend or distribution to any Person;

(d)       redeem, purchase or otherwise acquire any outstanding Shares or other equity interests;

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(e)       propose or adopt any amendment to any of its organizational or governing documents;

(f)       (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber any Shares or other equity interests; (v) Transfer or permit to be Transferred any Shares or other equity interests of the Company or any of its subsidiaries except as provided for in this Agreement; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g)       (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, consultants or contractors, except for increases to employees (other than officers), consultants or contractors made in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement;

(h)       acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or as otherwise provided for in this Agreement;

(i)       acquire (by merger, consolidation or acquisition of securities or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j)       settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business consistent with past practice, claim;

(k)       fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l)       sell, dispose of, permit to lapse or license any rights to any material Intellectual Property;

(m)       change any of its banking or safe deposit arrangements;

(n)       fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;

(o)       amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract;

(p)        make any capital expenditures in excess of $5,000 in the aggregate;

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(q)       satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business consistent with past practice;

(r)       (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s)       take, propose to take, or agree in writing or otherwise to take any of the actions described in this Section 6.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.

Section 6.2 Access to Information. From the date of this Agreement to the Closing, the Company will (a) give Holdings and its authorized Representatives reasonable access to all personnel, books, records, Contracts, customers, offices and other facilities and properties of the Company, its subsidiaries and the Medical Corporations, (b) permit Holdings and its authorized Representatives to make such inspections thereof as Holdings may reasonably request and (c) cause the officers and employees of the Company, its subsidiaries and the Medical Corporations to furnish Holdings with such financial and operating data and other information with respect to the business and operations of the Company, its subsidiaries and the Medical Corporations as Holdings may from time to time reasonably request; provided, however, that all access under this Section 6.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company, its subsidiaries and the Medical Corporations. Holdings shall be permitted to contact customers of the Company, its subsidiaries and the Medical Corporations regarding such customers’ business relationships with the Company, its subsidiaries and the Medical Corporations, and the Company, its subsidiaries and the Medical Corporations will cooperate with Holdings in facilitating such contacts with its customers. No investigation under this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by the Company or the Shareholder in this Agreement.

Section 6.3 Disclosure Supplements. From time to time prior to the Closing, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which the Company or the Shareholder becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby. No such supplement or amendment shall be given effect for purposes of determining the satisfaction of the conditions set forth in Article VIII hereof.

Section 6.4 Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations. Without limiting the foregoing, Holdings shall use commercially reasonable efforts to obtain confirmation from The Nasdaq Stock Market LLC of its consent to the issuance of the Stock Consideration.

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Section 6.5 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 6.6 Further Assurances.

(a)       Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

(b)       The Company and the Shareholder will use their commercially reasonable efforts to have employees of the Company identified by Holdings, if any, execute and deliver at will employment letters with the Company on terms and conditions acceptable to Holdings.

Section 6.7 Medical Corporation Insurance. Holdings shall, for so long as Shareholder remains the owner of the Medical Corporations and an employee of Holdings, maintain the following types and amounts of insurance coverage, in each case with the Shareholder and each Medical Corporation named as additional insureds: (i) professional liability insurance at least One Million Dollars per incident and Three Million Dollars aggregate, (ii) general liability insurance of at least One Million Dollars per incident and Three Million Dollars aggregate; and (iii) coverage for unintentional overbilling of governmental health plan payors such as Medicare and Medicaid in amounts of at least One Million Dollars per incident and Three Million Dollars aggregate.

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ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1 Acquisition Proposals. Neither the Company nor the Shareholder will, nor will either of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company or the Shareholder acting on either of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Company and the Shareholder will, and will cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Holdings of the receipt of any subsequent Acquisition Proposal. Each of the Company and the Shareholder will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.1 of the obligations undertaken in this Section 7.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company, its subsidiaries or the Medical Corporations: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of Shares or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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Section 7.2 Public Announcements. Each of Holdings and Merger Sub, on the one hand, and the Company and the Shareholder, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger, and will not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity, in which case the disclosing party will consult with the other parties hereto prior to such disclosure.

Section 7.3 Indemnification.

(a)       Indemnification by the Shareholder. Subject to the other terms of this Section 7.3, the Shareholder will defend, indemnify and hold harmless Holdings, Merger Sub, each of their Affiliates and each of Holdings, Merger Sub and their Affiliates’ respective Representatives (collectively, the “Holdings Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Holdings Indemnified Parties arising out of, based upon or related to (i) any material inaccuracy or breach of any of the representations or warranties made by the Company and/or the Shareholder in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by the Company and/or the Shareholder in this Agreement, (iii) the operation of either Medical Corporation prior to the Closing Date; or (iv) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b)       Indemnification by Holdings. Subject to the other terms of this Section 7.3, Holdings will defend, indemnify and hold harmless the Stock Consideration Recipients, their Affiliates and each of their respective Representatives (collectively, the “Shareholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Shareholder Indemnified Parties arising out of, based upon or related to (i) any material inaccuracy or breach of any of the representations or warranties made by Holdings or Merger Sub in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by Holdings or Merger Sub in this Agreement, or (iii) the operation of either Medical Corporation after the Closing Date.

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(c)       Indemnification Procedure.

(i)       The Person seeking indemnification under this Section 7.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any third-party claim which may give rise to any indemnity obligation under this Section 7.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii)       If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within 20 days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 7.3(c)(i), or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 7.3(b), Holdings will pay to the Shareholder Indemnified Party promptly following such Resolution an amount equal to the Losses of such Shareholder Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 7.3(a), Shareholder will forfeit a portion of the Stock Consideration that, as of the date the Resolution is issued, is equal to the Losses of such Holdings Indemnified Party as set forth in such Resolution.

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(d)       Limitations.

(i)       The foregoing indemnification obligations under Sections 7.3(a)(i) and 7.3(b)(i) will survive the consummation of the Share Purchase until the second anniversary of the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13, 3.19, 3.20, 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, 5.5 and the first sentence of Section 3.14(a) will survive until 60 days after the expiration of the applicable statute of limitations, including any extensions thereof, and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

(ii)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(ii)), the Shareholder will have no liability to the Holdings Indemnified Parties for indemnification claims brought under Section 7.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Holdings Indemnified Parties will be entitled to recover all such amounts, including the original $25,000.

(iii)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Claims Cap), the maximum liability of the Shareholder for any and all Losses in respect of indemnification claims brought under Section 7.3(a)(i) shall be limited to an amount equal to $50,000 (the “Claims Cap”).

(iv)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(iv)), Holdings will have no liability to the Shareholder Indemnified Parties for indemnification claims brought under Section 7.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Shareholder Indemnified Parties will be entitled to recover all such amounts, including the original $25,000.

(v)       Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Claims Cap), the maximum liability of Holdings for any and all Losses in respect of indemnification claims brought under Section 7.3(b)(i) shall be limited to an amount equal to the Claims Cap.

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(vi)       The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.

(vii)       For purposes of this Section 7.3, the terms “material” and “Company Material Adverse Effect”, as such terms are used in any representation or warranty contained in Article III, IV or V, shall be disregarded and, for purposes of this Section 7.3, such representations and warranties shall be deemed to be not qualified by such terms.

(viii)       In calculating the amount of Losses recoverable pursuant to this Section 7.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(ix)       Following the Closing Date, the sole and exclusive remedy of the Holdings Indemnified Parties and the Shareholder Indemnified Parties for any of the matters set forth in this Section 7.3 shall be indemnification in accordance with this Section 7.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation, a breach of any of the covenants set forth in Section 7.5 or as otherwise provided in Section 10.8. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 7.3.

(e)       The parties to this Agreement agree to treat any indemnity payment made pursuant to this Section 7.3 as an adjustment to the consideration provided for hereunder for U.S. federal, state and local income tax purposes.

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Section 7.4 Notification of Certain Matters. From the date of this Agreement to the Closing, each of the Company and the Shareholder will give prompt notice to Holdings, and Holdings will give prompt notice to the Company and the Shareholder, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it or them contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, the Shareholder, Holdings or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder, (c) any notice or other communication received from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, or (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 7.5 Non-Competition. As a material inducement to Holdings’ consummation of the Contemplated Transactions, including Holdings’ acquisition of the goodwill associated with the business of the Company, the Shareholder agrees to comply with the non-competition provisions set forth in Section 9 of the Employment Agreement.

Section 7.6 Tax Covenants.

(a)       To the extent permitted under applicable Law, the Company and the Shareholder shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b)       To the extent not filed prior hereto, the Shareholder will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, its subsidiaries and the Medical Corporations, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholder will deliver such Company Tax Return to Holdings. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Holdings may make reasonable changes and revisions to such Company Tax Return. The Shareholder will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by Holdings) for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholder will pay to Holdings an amount equal to any Company Tax due with respect to such Company Tax Return, and Holdings will file such Company Tax Return.

(c)       Holdings will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Holdings will deliver such Company Tax Return to the Shareholders. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Shareholder may make reasonable changes and revisions to such Company Tax Return. Holdings will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Shareholders) for a Straddle Period is due (after taking into account any valid extension), the Shareholder will pay to Holdings an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 7.6(d), to the portion of such Straddle Period ending on and including the Closing Date.

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(d)       In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)       Each party will promptly forward to the others a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the others all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the Shareholder will give to Holdings reasonable written notice and, to the extent Holdings so requests, the Shareholder will permit Holdings to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Holdings will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 7.6(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 7.6(e).

(f)       Holdings and the Shareholder shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any applicable Law to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. To the extent permitted by any applicable Law, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

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(g)       The Shareholder will not make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Holdings, in its reasonable discretion, consents in writing thereto. Holdings will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Holdings is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Holdings determines in its reasonable discretion that neither Holdings nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h)       Any Tax sharing or similar agreement with respect to or involving the Company, its subsidiaries and the Medical Corporations will be terminated as of the Closing Date, without liability to the Company, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.

Section 7.7 Employment Agreement. The execution of an agreement whereby Holdings employs Shareholder under terms substantially similar to those set forth in Exhibit A hereto (the “Employment Agreement”), shall be a condition precedent for Closing. No rights to employment will exist unless and until the Employment Agreement is executed and delivered.

Section 7.8 Company Audit. In connection with Holdings’ reporting and filing obligations with the Securities and Exchange Commission, and as otherwise required by Law, the Shareholder shall, at Holdings’ request, assist the Surviving Entity and Holdings with the preparation and completion of audited and reviewed financial statements and related footnotes for the Company and its appropriate Affiliates (the “Required Financials”) for the quarters and year to date periods as required by the Securities and Exchange Commission, to be completed no later than sixty-eight (68) calendar days after the Closing.  The Shareholder shall assist Holdings free of charge and will make himself available after Closing to adequately respond to and address all comments and questions from Holdings’ auditors regarding the Required Financials and the Company; provided that Holdings shall be responsible for all auditor fees and expenses incurred in preparation of the required financials and, to the extent the Company or the Shareholder pays any such fees or expenses Holdings shall reimburse the Company or Shareholder, as applicable, for such fees and expenses upon receipt of documentation satisfactory to Holdings evidencing such payment.

Section 7.9 Control.  The parties hereto agree to treat Holdings as deemed to have been in control of the Company from and after April 1, 2019 for purposes of the financial accounting treatment of the parties.  Notwithstanding the foregoing sentence, this Section 7.9 shall not be deemed to change any representation, warranty or indemnification or any other provisions contained herein.

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ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE SHARE PURCHASE

Section 8.1 Conditions to Each Party’s Obligations to Effect the Share Purchase. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)       Holdings, Merger Sub, the Company and the Shareholder shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions, as determined by Holdings.

(b)       There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company, Merger Sub or Holdings after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(c)       No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

(d)       Holdings and Shareholder shall have executed and exchanged signed copies of the Employment Agreement.

Section 8.2 Conditions to the Obligations of Holdings and Merger Sub. The obligation of Holdings and Merger Sub to consummate the Contemplated Transactions is subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Holdings or Merger Sub, as applicable, to the extent permitted by applicable Law:

(a)       The representations and warranties of the Company and of the Shareholder contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Signing Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)       Each of the Company and the Shareholder shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it or them prior to or at the time of the Closing.

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(c)       Since December 31, 2016, there shall not have been any event, change, effect, occurrence or circumstance other than those described in this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)       No action, suit or proceeding shall be pending or threatened in writing against the Company or any of its subsidiaries.

(e)       Shareholder and the Company and its Affiliates shall have completed the reorganization of the Company’s business (the “Company Reorganization”) such that: (i) all of the equity interests of the Medical Corporations shall have been transferred to the Shareholder, (ii) ISDI/PHR Practice Management, Inc., an Illinois corporation (the “Company Sub”), shall have been formed as a wholly-owned subsidiary of the Company, (iii) all non-medical professional assets of the Medical Corporations shall have been transferred to the Company Sub, (iv) the Company Sub shall have entered into a management services agreement with each Medical Corporation, and (v) the three vehicles historically used by the Medical Corporation shall have been transferred to the Shareholder.

(f)       The Company and the Shareholder shall have delivered to Holdings certificates, dated the date of the Closing, signed by an executive officer of the Company and by the Shareholders, certifying as to the fulfillment of the conditions specified in Sections 8.2(a)-(f).

(g)       The Company Consents and the Holdings Consents shall have been obtained.

(h)       The Company shall have delivered to Holdings an income statement for the Medical Corporations and its Affiliates (on a consolidated basis), as applicable, for each of the years ended December 31, 2017 and December 31, 2018, which income statement shall be complete and correct and shall not deviate from the books and records of the Medical Corporations and their Affiliates in any material respect.

(i)       All proceedings of the Company and the Shareholder that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to Holdings and its counsel, and Holdings and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

(j)       All agreements set forth on Section 8.2(k) of the Company Disclosure Schedule shall have been terminated, without any further liability or obligation of any of the Company thereunder, and shall cease to be of force or effect.

(k)       Holdings shall have received confirmation from The Nasdaq Stock Market LLC of its consent to the sale and issuance of the Stock Consideration.

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Section 8.3 Conditions to the Obligations of the Company and the Shareholder. The respective obligations of the Company and the Shareholder to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company or the Shareholder to the extent permitted by applicable Law:

(a)       The representations and warranties of Holdings and Merger Sub contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Signing Date and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)       Holdings and Merger Sub shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c)       Holdings and Merger Sub shall have delivered to the Shareholder a certificate, dated the Closing Date, signed by an executive officer of each of Holdings and Merger Sub, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and Section 8.3(b).

ARTICLE IX
TERMINATION

Section 9.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, by mutual written consent of Holdings, the Company and the Shareholder.

Section 9.2 Termination by either Holdings or the Shareholder. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Holdings or the Shareholder if:

(a)       the Merger shall not have been consummated by June 30, 2019;

(b)       any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party (and in the case of the Shareholder, including the Company) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 9.3 Termination by the Shareholder. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by the Shareholder, if any representation of Holdings contained in this Agreement shall have been materially inaccurate, or Holdings shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Shareholder to Holdings thereof.

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Section 9.4 Termination by Holdings. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Holdings, if any representation of the Company and/or the Shareholder contained in this Agreement shall have been materially inaccurate, or the Company and/or the Shareholder shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Holdings to the Shareholder thereof.

Section 9.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than this Section 9.5, Section 7.3 and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

ARTICLE X
MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment.

(a)       This Agreement (including the exhibits hereto, the Holdings Disclosure Schedule and the Company Disclosure Schedule) constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b)       Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or the Shareholder, on the one hand, or Holdings or Merger Sub, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

Section 10.2 Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that in the case of facsimile receipt is confirmed and in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to Holdings or
to Merger Sub, to:
IMAC Holdings, Inc.
1605 Westgate Circle
Brentwood, TN 37027
Attention: Mr. Jeff Ervin, Chief Executive Officer
E-mail: jervin@imacrc.com

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with a copy (which shall
not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to the Company
or the Shareholder, to:	ISDI Holdings, Inc.
1283 West Dundee Rd.
Buffalo Grove, IL 60089
Attention: Jason Hui
Email: doc.jason.hui@gmail.com

with a copy (which shall
not constitute notice) to:	Frost Brown Todd LLC
301 East Fourth Street
Cincinnati, Ohio 45202
Attention: Rhonda B. Schechter, Esq.
Facsimile: (513) 651-6981
Email: rschechter@fbtlaw.com

or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

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Section 10.3 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 10.4 Expenses. Following the Closing, Shareholder will present Holdings with documentation of the following expenses incurred by Shareholder in connection with this Agreement, any of the other Transaction Documents, and the consummation of any of the Contemplated Transactions: (a) legal fees and expenses (“Legal Fees”) and (b) fees and expenses of the accountants and auditors related to the preparation of audited, SEC-compliant financial statements (“Accounting and Audit Fees”). Holdings shall promptly reimburse Shareholder for fifty (50%) of the Legal Fees and up to $30,000 for Accounting and Audit Fees.

Section 10.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8 Specific Performance. Notwithstanding Section 7.3(d)(ix), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

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Section 10.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

Section 10.10 Interpretation.

(a)       The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

(b)       The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Signing Date of this Agreement.

(c)       The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.11 Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Holdings, Merger Sub, the Company and the Shareholder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Section 10.12 Definitions. As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Code” means the Internal Revenue Code of 1986, as amended.

Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 3.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company or the Shareholders, the performance by the Company or the Shareholder of any of its or their obligations thereunder, or the consummation of any of the Contemplated Transactions.

“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company or the Shareholder to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Company Tax” means any Tax, if and to the extent that the Company, any of its subsidiaries or any of the Medical Corporations is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company, any of its subsidiaries or any of the Medical Corporations or any Company Tax.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Contract” means any written or oral contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

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“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13, 3.19, 3.20, 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, 5.5 and the first sentence of Section 3.14(a)).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, entity and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form except teaching techniques, and all related technology.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, the Shareholder, (ii) in the case of the Shareholder, the Shareholder, and (ii) in the case of Holdings, Jeffrey Ervin and Dwight Anthony Bond.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

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“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.

“Transaction Documents” means this Agreement and the Employment Agreement.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

“Treasury Regulations” means the regulations promulgated under the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey Ervin
	Name:	Jeffrey Ervin
	Title:	Chief Executive Officer

ISDI HOLDINGS, INC.

By:	/s/ Jason Hui
	Name:	Jason Hui
	Title:	Shareholder

IMAC MANAGEMENT OF ILLINOIS, LLC

By:	/s/ Jeffrey Ervin
	Name:	Jeffrey Ervin
	Title:	Chief Executive Officer

/s/ Jason Hui
Jason Hui

[Signature Page to Merger Agreement]

EXHIBIT A

Employment Agreement

(see attached)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 1, 2019, between IMAC Holdings, Inc., a Delaware corporation (the “Company”), and Dr. Jason Hui (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth upon the successful completion of the execution of the definitive agreement sale; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date set forth in Exhibit A or such later date as the parties mutually agree to in writing (the “Commencement Date”), and ending on the third anniversary of the Commencement Date (the “Expiration Date”),

2.       DUTIES

(a)       During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote substantially all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be reasonably assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)       The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any other business activity that competes with the Company, except that the Executive may continue providing services under his current arrangements with Edward Rusher and Dr. Kasey Beardon (collectively, the “Permitted Activities”). All other investments or engagements shall not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.

(c)       Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.

(d)       The Executive shall remain in leadership for the Chicago, Illinois, operations except for required travel on the Company’s business.

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3.       REMUNERATION

(a)       As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the annual rates set forth in Exhibit A (“Base Salary”). This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b)       Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.       FRINGE BENEFITS

The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical insurance or stipend and 401(k) plan.

5.       VACATION

The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.

6.       REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

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7.       TERMINATION

(a)       This Agreement shall terminate in accordance with the terms of Section 7 hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.

(b)       This Agreement shall terminate on the Expiration Date; or as follows:

(i)       Upon the written notice to the Executive by the Company at any time, because of the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, or upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

(ii)       In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of his hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing near the Executive as selected by the Board, and reasonably acceptable to the Executive.

(iii)       In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.

(c)       If this Agreement is terminated pursuant to Section 7(b), the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein, except as set forth in Exhibit A. If this Agreement is terminated by the Company for any reason other than those set forth in Section 7(b), Company shall continue to pay Executive his then current Base Salary for a period of six (6) months.

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(d)       In the event the Company chooses not to enter into any agreement or amendment extending the Executive’s employment beyond the Expiration Date, the Company agrees to either i) provide Executive at least 60 days prior written notice of such determination, during which time the Executive will not be required to perform any duties for the Company, and may seek alternative employment while still being employed by the Company, or ii) provide Executive 180 days prior written notice of such determination, during which time the Executive will be required to perform his regular duties for the Company, and may seek alternative employment while still being employed by the Company. If such prior written notice is not given, this Agreement shall be automatically extended by one (1) year and the then effective annual Base Salary shall be increased by 4%.

(e)       If there is a Change of Control (as defined below), the Executive may, at any time within six months after such Change of Control, provide at least 30 days’ written notice to Company that the Executive has decided to terminate his employment with the Company and the Executive shall nevertheless continue to be paid pursuant to this Agreement until the date on which this Agreement would otherwise have terminated or expired. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

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8.       CONFIDENTIAL INFORMATION

(a)       The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive as an employee of the Company), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive in breach of this Agreement or which is generally known in the regenerative medicine business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b)       The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

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(c)       In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.       RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a)       The Executive shall not, anywhere within 15 miles of an IMAC Regeneration Center, during his full term of employment under Section 1 hereof and for a period of one (1) year thereafter, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company, unless approved by the CEO or COO. The parties hereby acknowledge that the Permitted Activities have been approved by the CEO or COO. A formal teaching engagement with a university or continuing education program and any existing board membership is excluded from prior approval requirements. The term “Business of the Company” shall mean delivering regenerative and physical medicine services.

(b)       The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

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(c)       The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d)       It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.       REMEDIES

(a)       Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

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(b)       The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.       COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.       WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.       BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

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14.       NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to his at the address set forth in Exhibit A.

and

(b)	If to the Company, to it at:

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, TN 37027

Attention: Chief Executive Officer

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

15.       MISCELLANEOUS

(a)       This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

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(b)       The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c)       The Company shall have no obligation actually to utilize the Executive’s services; if the Company elects not to use the Executive’s services at any time, the Company’s obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for the balance of the term of the Executive’s employment under this Agreement, but for a minimum period of three (3) years, the compensation provided in this Agreement. During such remaining term of employment, the Executive will not be required to perform any duties for the Company and shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement.

(d)       This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)       All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of residence and the location of full-time employment of Executive, without regard to its conflict of law principles. If the state of residence and of full-time employment differ, the Agreement shall be governed in accordance with the laws of the State of Illinois.

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(f)       Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Illinois, or the current location of Company’s corporate headquarters, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

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The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMAC HOLDINGS, INC.

By:
	Name:	Jeffrey Ervin
	Title:	Chief Executive Officer

EXECUTIVE

Jason Hui

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EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED AS OF APRIL 1, 2019,
BETWEEN IMAC HOLDINGS, INC. AND DR. JASON HUI

A.       For Section 1:

The date referred to in Section 1 shall be April 1, 2019.

B.       For Section 2:

The position of the Executive referred to in Section 2 shall be EVP of Development, reporting to the Chief Operations Officer.

C.       For Section 3(a):

The Base Salary referred to in Section 3(a) shall be as follows:

1.	Three hundred fifty thousand dollars ($350,000.00) for the period April 1, 2019 through March 31, 2020.
2.	Three hundred fifty-five thousand dollars ($355,000.00) for the period April 1, 2020 through March 31, 2021.
3.	Three hundred sixty thousand dollars ($360,000.00) for the period April 1, 2021 through March 31, 2022.

D.       For Section 3(b):

In addition to the compensation referred to in Section 3(a), the Company shall also pay to the Executive a one-time bonus of $15,000.00 related to a same store net revenue increase in Chicago in 2019 compared to 2018.

An annual cash bonus up to 20% of Base Salary in an amount to be determined by the Board based on the Executive meeting and exceeding mutually agreed upon performance goals for the Company.

The Executive shall be reimbursed $100 per month for the business use of his personal cell phone and shall receive reimbursement for health care coverage as set forth in Section E.

A stock option award of 20,000 shares will be granted upon adoption of the incentive stock option plan.

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E.       For Section 4:

The Health Insurance and Other Company Paid Fringe Benefits for the Executive shall include:

A monthly reimbursement for health insurance, which shall cover all out-of-pocket costs that Executive incurs for health insurance coverage for himself and his dependents. Standard eligibility for 401k will apply, including company matching contributions subject to rules, regulations, and compliance requirements.

The Company will allow for complementary regenerative medicine treatments for the Executive and immediate family during the Term of this Agreement, within reason and not to exceed two procedures annually when cost of goods exceed $1,000.

The Company will assume and pay for expenses including and related to licensure, professional liability, and continuing education fees, within reason and within the course of normal business.

F.       For Section 5:

The length of vacation referred to in Section 5 shall be three weeks annually. Vacation not taken during any calendar year may be carried forward as follows: up to one (1) week may be carried forward into any next calendar year; and up to a maximum of one (1) week may be carried forward cumulatively.

G.       For Sections 7 and 15(c):

In the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current Base Salary until such time as payments begin under any disability insurance plan or Supplemental Long-Term Disability Benefit of the Executive and, in the case of termination pursuant to Section 7(b)(iii), the Executive’s spouse will continue to receive Executive’s then current Base Salary for a period of six (6) months. In the case of termination pursuant to Sections 7(b)(ii), 7(b)(iii) or 15(c), the Executive, his heirs or assignees may elect to have any, or all, stock options, warrants or other grants under the Company’s Incentive Compensation Plans become immediately exercisable.

H.       For Section 14:

The address of the Executive referred to in Section 14 shall be:

___________________________

___________________________

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